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                                                                   EXHIBIT 10.41

                        AMENDMENT TO EMPLOYMENT AGREEMENT

               This is an amendment to an Employment Agreement ("Original Agreement") originally entered in to as of October 1996 between The Harvey Entertainment Company a California Corporation ("Company") and Charles Day ("Executive"). This Amendment is entered into and is effective as of December 19, 1997.

               The Original Agreement is amended as follows:

               1. Paragraph 2(a) is amended to provide that the Term of the Original Agreement is amended through September 30, 1999. In addition, at the Company's written election given to Executive on or before September 1, 1999, the Company may extend the Term for an additional year through September 30, 2000.

               2. Paragraph 4(c) of the Original Agreement shall be amended to provide that the bonus shall equal 4% of the pre-tax net profits of the Company's merchandising activities as determined in such paragraph for periods commencing October 1, 1997. Such share of pre-tax net profits shall be paid within 60 days of December 31, 1997, 1998, 1999 and, if applicable, 2000, for the pre-tax profits for the twelve month periods ending September 30, 1997 (at the prior rate of 2% of pre-tax net profits), September 30, 1998, September 30, 1999 and, if applicable, September 30, 2000.

               By way of clarification, net pre-tax profits from the Company's merchandising activities under or similar to those under the direction and supervision of Executive pursuant to Paragraph 4(c) shall include profits from merchandising activities based upon the historical Harvey Classic Characters (including Casper), as that term is understood within the Company, and as determined in good faith by the Company's Chief Financial Officer, and shall not include pre-tax net profits from the Company's merchandising activities arising out of acquisitions made by the Company or, if the Company is acquired, merchandising activities of the acquiring company. (In this regard to the extent the Company acquires character assets not being merchandized, new merchandising activities undertaken by the Company with respect to such character assets will become part of the activities included in the bonus calculation and, to the extent the Company acquires character assets which are being merchandized, if
(i) the Company renews licenses relating to such characters with existing licensees on better terms and conditions than previously existed or (ii) enters into new licensing arrangements with respect to such acquired characters which contain better terms and conditions that the prior existing licenses, the difference between the prior existing terms and conditions and the new terms and conditions shall be included in the bonus calculation.)

               3. In addition to the Base Salary, Executive shall receive a living allowance of $3,000 per month during the Term of employment, as extended herein.

               4. In consideration of Executive's execution of this Agreement, Executive shall receive an option to acquire 5,000 shares of the Company's Common Stock at a price equal to the closing price of such Common Stock on December 19, 1997, pursuant to the terms and in accordance with the Stock Option Agreement attached hereto.



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               5. Paragraph 4(j) shall be amended to provide that the Company and Executive agree to review the Agreement in September during each year of the Term and, in light of all relevant circumstances, to determine whether in good faith the compensation and benefits provided to Executive pursuant to the Agreement should be increased or improved; provided, however, that in no event shall such review result in any of Executive's compensation or other benefits pursuant to the Agreement being decreased, limited, eliminated, delayed or otherwise adversely changed. Executive acknowledges that no commitment to any such increase or improvement has been made.

               In all other respects the Original Agreement, as amended hereby, shall continue in full force and effect for the Term as extended herein.

THE HARVEY ENTERTAINMENT COMPANY             CHARLES DAY



By:     /s/ Gregory M. Yulish                /s/ Charles Day
        -------------------------------      -------------------------------
        Gregory M. Yulish                    Charles Day
        Vice President



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